UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2009

Atlas Pipeline Partners, L.P.

(Exact name of registrant as specified in its chapter)

Delaware	1-14998	23-3011077
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1550 Coraopolis Heights Road
Moon Township, Pennsylvania	15108
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (412) 262-2830

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 31, 2009, Atlas Pipeline Partners, L.P. (the “Company”) entered into a definitive agreement (the “Formation Agreement”) with subsidiaries of The Williams Companies, Inc. (“Williams”), Williams Field Services Group, LLC and Williams Laurel Mountain, LLC (“WFSG Sub”), and the Company’s subsidiaries, Atlas Pipeline Operating Partnership, L.P. and APL Laurel Mountain, LLC (“APL Sub”), to form a joint venture, to be known as Laurel Mountain Midstream, LLC (the “Joint Venture”), that will own and operate the Company’s Appalachia Basin natural gas gathering system.

Pursuant to the terms of the Formation Agreement, WFSG Sub will (1) contribute to the Joint Venture $102 million in cash and (2) issue to the Joint Venture a $25.5 million note (the “WFSG Sub Note”) that will be guaranteed by Williams. APL Sub will exchange the equity interests in the Company’s Appalachia Basin operating subsidiaries (the “Appalachia Subsidiaries”) with the Joint Venture for (1) $87.795 million in cash (the “Cash Consideration”), (2) a 49% equity interest in the Joint Venture, which includes preferred distribution rights entitling APL Sub to receive all payments made under the WFSG Sub Note and, subject to the 3-year amortization schedule, to apply such payments to capital contributions required to be made by APL Sub to the Joint Venture, and (3) an initial capital account balance of $2.205 million. WFSG Sub will retain a 51% equity interest in the Joint Venture (the “WSFG Sub Interest”). The Cash Consideration will be subject to adjustment for specified differences between the unaudited statement of assets and liabilities of Appalachia Subsidiaries as of December 31, 2008, previously delivered to WFSG Sub, and an audited statement of assets and liabilities to be delivered at closing. The adjustment will be subject to a $1 million deductible. If the adjustment exceeds $5 million, WFSG Sub will have the right to refuse to consummate the transactions contemplated by the Formation Agreement. In addition, if the Net Accumulated Cash Flow (as defined in the Formation Agreement) for the Appalachia Subsidiaries for the period beginning April 1, 2009 and ending on the closing date is a positive number, the Company will pay to the WFSG parties an amount equal to 51% of the Net Accumulated Cash Flow plus interest, at the prime rate plus 2%, from the closing date to the date of payment. If the Net Accumulated Cash Flow is a negative number, the WFSG parties will pay to the Company an amount equal to 51% of the Net Accumulated Cash Flow plus interest, at the prime rate plus 2%, from the closing date to the date of payment.

The closing of the transactions described by the Formation Agreement is subject to customary closing conditions, including receipt of any approval required, or early termination of the waiting period under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and receipt by the Company of any consents required from the lenders under its secured term loan and credit facility. As a condition to the closing of the transactions described by the Formation Agreement, Atlas Energy Resources, LLC and certain of its subsidiaries (“ATN”) will (1) sell to the Joint Venture two natural gas processing plants and associated pipelines located in Southwestern Pennsylvania for $12 million in cash and (2) enter into natural gas gathering agreements with the Joint Venture which will supersede the existing master natural gas gathering agreement and omnibus agreement, both dated February 2, 2000, between the Company and ATN.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ATLAS PIPELINE PARTNERS, L.P.

	By:	Atlas Pipeline Partners GP, LLC
its General Partner

Dated: April 6, 2009	/s/ Lisa Washington
	By:	Lisa Washington
	Title:	Chief Legal Officer and Secretary

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